Exhibit 10.1

Execution
AMENDMENT NO. 13 TO CREDIT AGREEMENT AND WAIVER

AMENDMENT NO. 13 TO CREDIT AGREEMENT AND WAIVER (this “Amendment”), dated as of August 28, 2014, by and among AVID TECHNOLOGY, INC., a Delaware corporation (“Avid”), AVID TECHNOLOGY INTERNATIONAL B.V., a Netherlands private limited liability company, acting through its duly established Irish branch (“Avid Ireland” and together with Avid, each individually a “Borrower” and collectively, “Borrowers”), AVID SYSTEMS, INC., a California corporation formerly known as Pinnacle Systems, Inc. (“Pinnacle”), AVID GENERAL PARTNER B.V., a Netherlands private limited liability company (besloten vennootschap) acting for itself and in its capacity as general partner (beherend vennoot) of Avid Technology C.V. (“Avid GP” and together with Pinnacle, each individually a “Guarantor” and collectively, “Guarantors”), the lenders identified on the signature pages hereto (together with their respective successors and assigns, each a “Lender” and collectively, the “Lenders”), and WELLS FARGO CAPITAL FINANCE, LLC, a Delaware limited liability company, as agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, “Agent”).

W I T N E S S E T H:

WHEREAS, Agent, Lenders, Borrowers and Guarantors have entered into financing arrangements pursuant to which Lenders (or Agent on behalf of Lenders) have made and provided and may hereafter make and provide loans, advances and other financial accommodations to Borrowers as set forth in the Credit Agreement, dated October 1, 2010, as amended by Amendment No. 1 to Credit Agreement, dated as of August 16, 2011, by and among Agent, Lenders, Borrowers and Guarantors, Amendment No. 2 to Credit Agreement, dated as of March 16, 2012, by and among Agent, Lenders, Borrowers and Guarantors, Amendment No. 3 to Credit Agreement, dated as of November 20, 2012, by and among Agent, Lenders, Borrowers and Guarantors, Amendment No. 4 to Credit Agreement, dated as of March 28, 2013 by and among Agent, Lenders, Borrowers and Guarantors, Amendment No. 5 to Credit Agreement, dated as of May 14, 2013, Amendment No. 6 to Credit Agreement, dated as of July 15, 2013, and Amendment No. 7 to Credit Agreement, dated as of September 16, 2013, Amendment No. 8 to Credit Agreement, dated as of November 12, 2013, Amendment No. 9 to Credit Agreement, dated as of January 15, 2014, Amendment No. 10 to Credit Agreement, dated as of March 13, 2014, Amendment No. 11, dated as of May 15, 2014, and Amendment No. 12, dated as of July 15, 2014, by and among Agent, Lenders, Borrowers and Guarantors (as the same may hereafter be further amended, modified, supplemented, extended, renewed, restated or replaced, the “Credit Agreement”), and the Waiver of Certain Events of Default by the Lenders dated as of April 4, 2014 (“Waiver”) and the other agreements, documents and instruments referred to therein or at any time executed and/or delivered in connection therewith or related thereto (all of the foregoing, together with the Credit Agreement and this Amendment, as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced, being collectively referred to herein as the “Loan Documents”);

WHEREAS, Borrowers have requested that Agent and Lenders extend the Maturity Date of the Credit Agreement and make certain other amendments to the Credit Agreement, and Agent and Lenders are willing to make such amendments, subject to terms and conditions set forth herein; and

WHEREAS, by this Amendment, Borrowers, Guarantors, Agent and Lenders desire and intend to evidence such amendments;

NOW, THEREFORE, in consideration of the foregoing, and the respective agreements and covenants contained herein, the parties hereto agree as follows:

1.Definitions.
(a)Amendments to Definitions.
(i)The definition of “EBITDA” set forth in Schedule 1.1 to the Credit Agreement is hereby amended and restated in its entirety as follows:
“EBITDA” means, with respect to a Person or assets, on a consolidated basis and determined in accordance with GAAP, for any specified period, Consolidated Operating Income for such period plus, without duplication:
(a)one-time charges incurred in connection with the transactions contemplated by the acquisition of such Person or assets (on a consolidated basis), to the extent that such transaction costs are factually supportable and reasonably acceptable to Agent, and were deducted in computing such Consolidated Operating Income during such period; plus
(b)depreciation, amortization (including amortization of intangibles and any non-cash charges for impairment of such intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses or charges (including stock based compensation expense but excluding any such non-cash expense or charge to the extent that it represents an accrual of or reserve for cash expenses or charges in any future period or amortization of a prepaid cash expense or charge that was paid in a prior period) of such Person or assets (on a consolidated basis) for such period to the extent that such depreciation, amortization and other non-cash expenses or charges are factually supportable and reasonably acceptable to Agent, and were deducted in computing such Consolidated Operating Income during such period; plus
(c)one-time charges incurred in connection with the Company’s restructuring activities, to the extent that such restructuring costs were deducted in computing such Consolidated Operating Income during such period; provided, that, such charges are factually supportable and are reasonably acceptable to the Agent; plus
(d)one-time customary fees and expenses of such Person or assets (on a consolidated basis) payable in connection with an acquisition (including, without limitation, any indebtedness or equity issued to finance such acquisition); provided, that, such fees and expenses are factually supportable and are reasonably acceptable to the Agent, and to the extent such fees and expenses were deducted in computing such Consolidated Operating Income during such period; plus
(e)one-time unusual or extraordinary costs or losses (including losses incurred in connection with the Company’s sale of assets); provided, that, such costs are factually supportable and are reasonably acceptable to the Agent, and to the extent such fees and expenses were deducted in computing such Consolidated Operating Income during such period; plus
(f)one-time professional fees and expenses incurred in connection with the investigation of post-contract customer support (“PCS”) accounting and the related restatement of Avid and its Subsidiaries audited consolidated financial statements for the 2009, 2010 and 2011 fiscal years, to the extent such fees and expenses were deducted in computing such Consolidated Operating Income during such period; provided, that, such fees and expenses are factually supportable and are reasonably acceptable to Agent; less
(g)one-time, non-recurring revenue resulting from the PCS accounting change and related restatement of Avid and its Subsidiaries audited consolidated financial statements for the 2009, 2010 and 2011 fiscal years to the extent such revenue was included in computing such Consolidated Operating Income during such period; less
(h)one-time unusual or extraordinary income or gains (including gains incurred in connection with the Company’s sale of assets), to the extent such income or gains were included in computing such Consolidated Operating Income during the period.
(ii)The definition of “Maximum Irish Revolver Amount” set forth in Schedule 1.1 of the Credit Agreement is hereby deleted in its entirety and the following substituted therefor:
“Maximum Irish Revolver Amount” means $15,000,000, as such amount may be reduced pursuant to Section 2.3(c).
(iii)The definition of “Maximum US Revolver Amount” set forth in Schedule 1.1 of the Credit Agreement is hereby amended by deleting “$40,000,000” and substituting “$45,000,000” therefor.
(b)Additional Definition. As used herein, the following term shall have the following meaning, and the Loan Agreement is hereby amended to include, in addition and not in limitation, the following:
“Capital Expenditures” means, with respect to any Person for any period, the aggregate of all expenditures by such Person and its Subsidiaries during such period that are capital expenditures as determined in accordance with GAAP, whether such expenditures are paid in cash or financed; provided, that, Capital Expenditures shall exclude capitalization of software development.
(c)Interpretation. Capitalized terms used herein which are not otherwise defined herein shall have the respective meanings ascribed thereto in the Credit Agreement.
2.Section 3.3 (Maturity). Section 3.3 of the Credit Agreement is hereby amended by deleting “October 1, 2014” and substituting “October 1, 2015” therefor.
3.Section 5.1 (Financial Statements, etc.). Section 5.1 of the Credit Agreement is hereby amended by adding the following sentence immediately after the period appearing at the end of such Section:
“Notwithstanding anything to the contrary contained herein or in any of the other Loan Documents,
(a)the audited consolidated financial statements of Avid and its Subsidiaries for the 2012 and 2013 fiscal years which are delivered pursuant to Section 5.1 of the Credit Agreement shall be substantially similar, in all material respects, to the drafts thereof delivered to Agent on July 26, 2014, as determined by Agent in its Permitted Discretion;
(b)the unaudited consolidated financial statements of Avid and its Subsidiaries for the three months ended March 31, 2014 which are delivered to Agent pursuant to Section 5.1 shall be substantially similar, in all material respects, to the drafts delivered to Agent on August 13, 2014, as determined by Agent in its Permitted Discretion;
(c)all such financial statements referenced in clause (a) of this Section, together with the restated audited consolidated financial statements for 2011 fiscal year shall be delivered to Agent, together with, in the case of the audited consolidated financial statements of Avid and its

Subsidiaries for the 2013 fiscal year, a Compliance Certificate related thereto, by no later than September 15, 2014;
(d)the unaudited consolidated financial statements of Avid and its Subsidiaries for the three months ended March 31, 2014 referenced in clause (b) of this Section shall be delivered to Agent, together with a Compliance Certificate related thereto, by no later than September 22, 2014; and
(e)preliminary unaudited consolidated financial statements of Avid and its Subsidiaries for the six months ended June 30, 2014 (“Preliminary Q2 Financial Statements”) shall be delivered to Agent by no later than September 22, 2014, together with a Modified Compliance Certificate (as defined below), and such Preliminary Q2 Financial Statements shall be prepared on a basis materially consistent with GAAP (subject to normal quarter end adjustments and the absence of footnotes), in a form reasonably acceptable to Agent and shall be substantially similar, in all material respects, to the drafts delivered to Agent on August 13, 2014, as determined by Agent in its Permitted Discretion. As used in this clause (e), “Modified Compliance Certificate” shall mean a compliance certificate substantially in the form of the Compliance Certificate, except that Section 1 thereof shall be amended by deleting the phrase “prepared in accordance with GAAP”, and replacing it with “prepared on a basis materially consistent with GAAP.” The unaudited consolidated financial statements of Avid and its Subsidiaries for the six months ended June 30, 2014 shall be delivered to Agent, together with a Compliance Certificate related thereto, by no later than November 3, 2014 and shall be substantially similar, in all material respects, to the Preliminary Q2 Financial Statements delivered to Agent on September 22, 2014, as determined by Agent in its Permitted Discretion.”
4.Section 7 of the Credit Agreement is hereby amended by deleting such Section in its entirety and replacing it with the following:
“7.    FINANCIAL COVENANTS. Loan Parties covenant and agree, until termination of all of the Commitments and payment in full of the Obligations as follows:
7.1    Required Availability. Borrowers will have Required Availability at all times.
7.2    Minimum EBITDA. The EBITDA of Avid and its Subsidiaries for each period set forth below will not be less than the amount set forth opposite such period below:
Period                Minimum EBITDA
1/1/2014 to 12/31/2014    $33,800,000

7.3    Maximum Capital Expenditures. Avid and its Subsidiaries shall not make Capital Expenditures during the period from 1/1/2014 to 12/31/2014 in an amount in excess of $16,000,000.”
5.Schedule C-1 (Commitments). Schedule C-1 to the Credit Agreement is hereby deleted and the Exhibit A annexed hereto substituted therefor.
6.Schedule 5.1 (Financial Statements; Reports, Certificates). Schedule 5.1 to the Credit Agreement is hereby amended by adding the following at the end of such Section:

“Concurrently with the delivery of each financial statement delivered pursuant to Section 5.1 and Schedule 5.1, commencing with delivery of financial statements for the 2013 fiscal year	A detailed calculation of EBITDA for the period covered by such financial statement which shows all adjustments to Consolidated Operating Income in the calculation of such EBITDA
7.Schedule 5.2 (Collateral Reporting). Schedule 5.2 to the Credit Agreement is hereby amended by adding the following at the end of such Section:

“Monthly (no later than the tenth (10th) day of each month), but weekly (no later than the Second (2nd) day after the end of each week) at any time Excess Availability is less than $30,000,000	a report of Priority Payables
8.Fees. In addition to all other fees payable by Borrowers under the Credit Agreement and the other Loan Documents, in consideration of this Amendment, Borrowers shall pay to Agent, for itself and the other lenders in accordance with its arrangements with such Lenders, an amendment fee in the amount of $65,000, which fee shall be fully earned and payable as of the date hereof. Agent may, at its option, charge such amendment fee to any loan account of Borrowers maintained by Agent.
9.Conditions Precedent. This Amendment shall become effective on the first date upon which each of the following conditions precedent has been satisfied in a manner satisfactory to Agent:
(a)Agent shall have received this Amendment, duly authorized, executed and delivered by Borrowers, Guarantors and the Required Lenders;
(b)Agent is in receipt in immediately available funds, or has charged a loan account of Borrowers, the fee referred to in Section 7 hereof;
(c)on the date of this Amendment and immediately after giving effect hereto, Excess Availability shall not be less than $20,000,000; and
(d)on the date of this Amendment and immediately after giving effect hereto, no Default or Event of Default shall exist or shall have occurred and be continuing.
10.Waiver of Certain Defaults.
(a)Subject to the terms and conditions set forth herein, Agent and Lenders hereby waive the following Defaults or Events of Default, to the extent that the following events or matters are, or may be deemed to be, Defaults or Events of Default: any Defaults or Events of Default under Section 8.2 and Section 8.8 of the Credit Agreement occurring from the making by the Borrowers and Guarantors of an untrue representation under, or the failure of the Borrowers and Guarantors to comply with the terms of, Sections 4.8 and 5.8 of the Credit Agreement as a result of failing to comply with Section 13 of the Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder, in each case solely due to Avid’s delay in timely filing its quarterly report on Form 10-Q for the fiscal quarter ended June 30, 2014.
(b)Agent and Lenders have not waived, are not by this Amendment waiving, and have no intention of waiving any Default or Event of Default which may have occurred on or prior to the date hereof, whether or not continuing on the date hereof, or which may occur after the date hereof (whether the same or similar to the Defaults or Events of Default referred to above or otherwise), other than the Defaults and Events of Default specifically referred to above in Section 10(a). The foregoing waiver shall not be construed as a bar to or a waiver of any other or further Default or Event of Default on any future occasion, whether similar in kind or otherwise and shall not constitute a waiver, express or implied, of any of the rights and remedies of Agent or Lenders arising under the terms of the Credit Agreement or any other Loan Documents on any future occasion or otherwise.
11.Representations, Warranties and Covenants. Each Borrower and Guarantor hereby represents and warrants to the Lender Group the following (which shall survive the execution and delivery of this Amendment), the truth and accuracy of which representations and warranties are a continuing condition of the making of Advances and providing Letters of Credit to Borrowers:
(a)each Loan Party (i) is duly organized and existing and in good standing (or the applicable equivalent under local law) under the laws of the jurisdiction of its organization, and in the case of Avid Ireland, is a duly established branch of a Netherlands private limited liability company pursuant to and in accordance with the European Communities (Branch Disclosures) Regulations 1993 of Ireland, (ii) is qualified to do business in any state or other jurisdiction where the failure to be so qualified could reasonably be expected to result in a Material Adverse Change, and (iii) has all requisite power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, to enter into this Amendment and to carry out the transactions contemplated hereby.
(b)this Amendment has been duly executed and delivered by each Loan Party and is the legally valid and binding obligation of such Loan Party, enforceable against such Loan Party in accordance with its terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors’ rights generally;
(c)the execution, delivery, and performance by each Loan Party of this Amendment has been duly authorized by all necessary action on the part of such Loan Party;
(d)as to each Loan Party, the execution, delivery, and performance by such Loan Party of this Amendment do not and will not (i) violate any material provision of federal, state, or local law or regulation applicable to such Loan Party, the Governing Documents of such Loan Party, or any order, judgment, or decree of any court or other Governmental Authority binding on such Loan Party, (ii) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any Material Contract of such Loan Party except to the extent that any such conflict, breach or default could not individually or in the aggregate reasonably be expected to have a Material Adverse Change, (iii) result in or require the creation or imposition of any Lien of any nature whatsoever upon any assets of such Loan Party, other than Permitted Liens, or (iv) require any approval of such Loan Party’s interestholders or any approval or consent of any Person under any Material Contract of such Loan Party, other than consents or approvals that have been obtained and that are still in force and effect and except, in the case of Material Contracts, for consents or approvals, the failure to obtain could not individually or in the aggregate reasonably be expected to cause a Material Adverse Change;
(e)the execution, delivery, and performance by each Loan Party of this Amendment and the consummation of the transactions contemplated hereby do not and will not require any registration with, consent, or approval of, or notice to, or other action with or by, any Governmental Authority, other than registrations, consents, approvals, notices, or other actions that have been obtained and that are still in force and effect;
(f)after giving effect to this Amendment, including, without limitation, Section 10 hereof, the representations and warranties of the Loan Parties contained in the Credit Agreement and the other Loan Documents are true and correct in all material respects (except, that, such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on and as of the date hereof as though made on and as of the date hereof (except to the extent that such representations and warranties relate solely to an earlier date);
(g)Loan Parties shall report to Agent on a regular basis, and in any event not less frequently than weekly, with respect to the status of the preparation of the consolidated and consolidating audited financial statements of Avid and its Subsidiaries as required pursuant to Section 5.1 of the Credit Agreement and Schedule 5.1 thereto with respect to the fiscal years of Loan Parties ended December 31, 2012 and December 31, 2013, together with such other information with respect thereto as Agent may from time to time request; and
(h)as of the date hereof, and after giving effect to this Amendment and the Waiver, no Default or Event of Default exists or has occurred and is continuing.

12.Effect of this Agreement. Except as expressly amended pursuant hereto and the Waiver, no other changes, waivers or modifications to the Loan Documents are intended or implied, and in all other respects the Loan Documents are hereby specifically ratified and confirmed by all parties hereto as of the date hereof. To the extent that any provision of the Credit Agreement or any of the other Loan Documents are inconsistent with the provisions of this Amendment, the provisions of this Amendment shall control.
13.Further Assurances. Borrowers and Guarantors shall execute and deliver such additional documents and take such additional action as may be reasonably requested by Agent to effectuate the provisions and purposes hereof.
14.Governing Law. The validity of this Amendment, the construction, interpretation and enforcement hereof, and the rights of the parties hereto with respect to all matters arising hereunder or related hereto shall be determined under, governed by, and construed in accordance with the laws of the State of New York but excluding any principles of conflicts of law or other rule of law that would cause the application of the law of any jurisdiction other than the laws of the State of New York.
15.Binding Effect. This Amendment shall bind and inure to the benefit of the respective successors and assigns of each of the parties hereto.
16.Counterparts; Electronic Execution. This Amendment may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same agreement. Delivery of an executed counterpart of this Amendment by telefacsimile or other electronic method of transmission shall be equally as effective as delivery of an original executed counterpart of this Amendment. Any party delivering an executed counterpart of this Amendment by telefacsimile or other electronic method of transmission also shall deliver an original executed counterpart of this Amendment but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Amendment.

[SIGNATURES APPEAR ON NEXT PAGE]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed on the day and year first above written.

BORROWERS:

AVID TECHNOLOGY, INC.

By: /s/ John W. Frederick Name: John W. Frederick Title: Executive Vice President, Chief Financial Officer and Chief Administrative Officer

AVID TECHNOLOGY INTERNATIONAL B.V.

By: /s/ John W. Frederick Name: John W. Frederick Title: Executive Vice President, Chief Financial Officer and Chief Administrative Officer

GUARANTORS:

AVID SYSTEMS, INC.

By: /s/ John W. Frederick Name: John W. Frederick Title: Executive Vice President, Chief Financial Officer and Chief Administrative Officer

AVID GENERAL PARTNER B.V. acting for itself and
in its capacity of general partner (beherend vennoot) of Avid
Technology C.V.

By: /s/ John W. Frederick Name: John W. Frederick Title: Executive Vice President, Chief Financial Officer and Chief Administrative Officer

AGENT AND LENDERS:

WELLS FARGO CAPITAL FINANCE, LLC, as
Agent and a Lender

By: /s/ Willis Williams Name: Willis Williams Title: Vice President

Exhibit A
to
Amendment No. 13 to Credit Agreement

SCHEDULE C-1
to
CREDIT AGREEMENT
Commitments

Lender	Commitment to US Borrowers	Commitment to Avid Ireland	Total
Wells Fargo Capital Finance, LLC	$45,000,000	$15,000,000	$60,000,000
TOTAL:	$45,000,000	$15,000,000	$60,000,000